UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2026

KIRBY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	1-7615	74-1884980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Waugh Drive, Suite 1000
Houston, Texas		77007
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 713-435-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KEX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 26, 2026, Kirby Corporation (“Kirby”) entered into an amended and restated credit agreement (the “2031 Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, and certain lenders and issuing banks party thereto. The 2031 Credit Agreement amends and restates in its entirety Kirby’s existing credit agreement, dated as of July 29, 2022 (the “2027 Credit Agreement”), extending the term of the facility to March 26, 2031 (the “Maturity Date”), increasing the revolving credit facility commitments to $750 million, and removing the term loan credit facility. Under the 2031 Credit Agreement, Kirby has the option, subject to customary conditions and consent of the participating lenders, to increase the size of the revolving credit facility commitments and to add term loan commitments up to an aggregate additional $500 million.

Borrowings under the 2031 Credit Agreement bear interest at a rate per annum equal to, at Kirby’s option, either a Secured Overnight Financing Rate (“SOFR”) or a base rate, plus an interest rate margin which ranges from 87.5 to 150 basis points for SOFR loans and 0 to 50 basis points for base rate loans based on Kirby’s credit rating. The commitment fee on the unused available credit ranges from 7 to 20 basis points based on Kirby’s credit rating. The Maturity Date may be extended for up to two additional one-year periods with the consent of Kirby and lenders holding at least 50 percent of the commitments under the 2031 Credit Agreement.

The 2031 Credit Agreement contains customary provisions regarding permitted uses, events of default, and covenants substantively similar to those in the 2027 Credit Agreement, including the maintenance of an interest coverage ratio of no less than 2.5 to 1.0 and a debt to capitalization of no more than or equal to 60 percent (with all calculations based on definitions contained in the 2031 Credit Agreement).

As of the effective date of the 2031 Credit Agreement, Kirby had approximately $200 million outstanding under the revolving credit facility. Borrowings were used to refinance the outstanding indebtedness under the 2027 Credit Agreement (including the $70 million balance under the term loan credit facility), fund acquisition of vessel equipment, and support share repurchase activity. Between the effective date of the 2031 Credit Agreement and the time of this filing, Kirby repaid $20 million of its outstanding borrowings. The foregoing summary of the terms of the 2031 Credit Agreement is qualified in its entirety by reference to the copy filed as Exhibit 10.1 to this report.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On March 26, 2026, Kirby borrowed $200 million under the revolving credit facility described in Item 1.01 of this report, of which $20 million was repaid prior to the time of this filing. The terms of the borrowings are summarized in the description of the 2031 Credit Agreement in Item 1.01.

Item 9.01. Financial Statements and Exhibits

(d)
Exhibits

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1*	Amended and Restated Credit Agreement dated March 26, 2026 among Kirby Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and the banks named therein.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain portions of this exhibit have been redacted in compliance with Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission an unredacted copy of the exhibit upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIRBY CORPORATION

Date:	March 30, 2026	By:	/s/ Raj Kumar
Raj Kumar Executive Vice President and Chief Financial Officer